Spidi & Fisch, PC ATTORNEYS AT LAW
1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660 Facsimile: (202) 434-4661

August 27, 2012

WSFS Financial Corporation
500 Delaware Avenue
Wilmington, Delaware  19801

Ladies and Gentlemen:

We have acted as special counsel to WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the sale to the Underwriters by the Company of an aggregate principal amount of $55,000,000 of the Company’s 6.25% Senior Notes due 2019 (the “Senior Notes”) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated August 21, 2012, by and among the Company, Wilmington Savings Fund Society, FSB (the “Bank”) and Sandler O’Neill & Partners, L.P., as Representatives of the several Underwriters (each as defined therein). The Senior Notes will be issued pursuant to the Indenture, dated as of August 27, 2012 (the “Indenture”) and the First Supplemental Indenture, dated as of August 27, 2012 (the “Supplemental Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(i)    the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-183200) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2012, as amended on August 15, 2012, pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

(ii)   the Prospectus dated August 17, 2012 (the “Prospectus”), as supplemented by the Prospectus Supplement dated August 22, 2012, relating to the Senior Notes, filed with the Commission on August 22, 2012 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”);

(iii)          the Underwriting Agreement;

(iv)   the Indenture;

(v)           the Supplemental Indenture;

Spidi & Fisch, PC

WSFS Financial Corporation
August 27, 2012

(v)            certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Senior Notes;

(vii)          the global note representing the Senior Notes;

(viii)         the Amended and Restated Certificate of Incorporation of the Company, as amended or corrected through the date hereof;

(ix)           the Amended and Restated Bylaws of the Company, as amended through the date hereof; and

(x)            such other documents, corporate records and instruments, and have examined such matters of law, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth below.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records of the Company, public officials and others, and have examined such matters of law, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect and enforceability thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of representatives of the Company and others and the accuracy of the facts, information, covenants and representations set forth in the documents listed above. We have assumed the accuracy of all statements of fact, and we did not independently establish or verify the facts, information, covenants and representations set forth in the documents listed above. We have not, except as specifically identified herein, been retained or engaged to perform and, accordingly, have not performed, any independent review or investigation of any statutes, ordinances, laws, regulations, agreements, contracts, instruments, corporate records, orders, writs, judgments, rules or decrees to which the Company may be a party or to which the Company or any property thereof may be subject or bound. The opinions expressed below are made in the context of the foregoing.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to and is qualified by the effects of each of the following: (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a

Spidi & Fisch, PC

WSFS Financial Corporation
August 27, 2012

proceeding in equity or at law or codified by statute and (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties or the reorganization of financial institutions.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, the Senior Notes have been duly authorized and,, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Supplemental Indenture, upon payment of the consideration set forth in the Prospectus Supplement, the Senior Notes will be validly issued by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

In rendering this opinion letter, we do not express any opinion concerning any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 27, 2012 and to the use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and under the heading “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Spidi & Fisch, PC

SPIDI & FISCH, PC